Exhibit 5

Fasken Martineau DuMoulin LLP Barristers and Solicitors Patent and Trade-mark Agents	800 Victoria Square, Suite 3500 P.O. Box 242 Montréal, Quebec H4Z 1E9 Canada	T +514 397 7400 +1 800 361 6266 F +1 514 397 7600 fasken.com

October 15, 2021

File No.: 315877.00060

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

United States

Dear Sirs/Mesdames:

Re:	S-8 Registration Statement – Nuvei Corporation

We are the Canadian attorneys for Nuvei Corporation (the “Corporation”), a corporation governed by the Canada Business Corporations Act. This opinion is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by the Corporation with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 5,122,016 subordinate voting shares in the share capital of the Corporation reserved for future awards under the Omnibus Incentive Plan effective as of September 22, 2020 as amended on February 3, 2021 (the “Omnibus Plan”) and 6,373,620 subordinate voting shares in the share capital of the Corporation (collectively, the “Omnibus Shares”) underlying the options outstanding pursuant to the Omnibus Plan and the registration of 2,583,663 subordinate voting shares in the share capital of the Corporation (“Legacy Shares” and collectively with the Omnibus Shares the “Shares”) underlying the options outstanding pursuant to the Incentive Stock Option Plan effective as of September 21, 2017 as amended on September 22, 2020 (the “Legacy Plan” and collectively with the Omnibus Plan, the “Plans”).

In connection with this opinion, we have examined the Registration Statement, the Articles of Amalgamation and the Articles of Amendment of the Corporation dated September 22, 2020, the Plans and the resolutions of the Corporation contained in its minute book including, without limitation, resolutions dated September 16, 2020 and February 3, 2021 of the Board of Directors of the Corporation and resolutions of the shareholders of the Corporation dated September 16, 2020 and September 22, 2020.

In our foregoing examinations, we have assumed, without independent verification or investigation, that all individuals had the requisite legal capacity, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, photostatic, e-mailed, conformed, notarial, facsimile or other copies.

Based and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the applicable Plan, will be validly issued as fully paid and non-assessable subordinate voting shares in the share capital of the Corporation.

The opinion set out above is given as at the date hereof. We undertake no, and hereby expressly disclaim any, obligation to advise you of any change in any matters set out herein as a result of any amendment or coming into force of any law after the date hereof. The foregoing opinion extends only to the laws of the Province of Québec and the federal laws of Canada applicable therein. The foregoing opinion can be relied upon only by the party to whom it is addressed and for the purposes of the matter herein contemplated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement and any amendments thereto. In giving this consent we do not hereby admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

Yours faithfully,

FASKEN MARTINEAU DuMOULIN LLP

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